News Release	BJ Services Company 5500 Northwest Central Dr. Houston, Texas 77092 713/462-4239

Contact: Jeff Smith

BJ SERVICES ANNOUNCES EXPANSION OF

SHARE REPURCHASE PROGRAM AND

DECLARATION OF DIVIDEND

Houston, Texas. May 25, 2006. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that its Board of Directors has authorized an expansion of its share repurchase program. Today's Board action increased the repurchase authority by $1.0 billion, supplementing approximately $270 million available to spend from prior authorizations.

Commenting on the authorization, CEO J. W. Stewart said, "During the current quarter, the Company has repurchased approximately $220 million of its outstanding shares and has repurchased $331 million in the current fiscal year. Since the initial authorization in December 1997, the Company has repurchased approximately $928 million of its then outstanding shares. The expansion of the repurchase program allows the Company to continue utilizing its free cash flow and leverage capacity to further repurchase shares and to enhance long term shareholder value while maintaining considerable financial flexibility to pursue growth opportunities. Today's action gives the Company total authorization of approximately $1.3 billion for future purchases."

The Board of Directors also approved a quarterly cash dividend in the amount of $.05 per share, payable July 14, 2006 to shareholders of record at the close of business on June 15, 2006.

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BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS